Exhibit (e)(iii)

SECOND AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of December 16, 2022, by and between Calamos ETF Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of September 26, 2023.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated fund list; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.                  Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.                  Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.                  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

CALAMOS ETF TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Stephen Atkins	By:	/s/ Teresa Cowan
Name:	Stephen Atkins	Name:	Teresa Cowan
Title:	Treasurer	Title:	President

Date: 9/27/2023		Date: 9.28/23

EXHIBIT A

Calamos Antetokounmpo Global Sustainable Equities ETF
Calamos Convertible Equity Alternative ETF

Calamos CEF Income & Arbitrage ETF